LightPath Technologies, Inc. Announces First Quarter Fiscal 2008 Financial Results

ORLANDO, FL -- 11/01/2007 -- LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, and high performance fiber-optic collimators and isolators, today announced results for its first quarter of fiscal 2008 ending September 30, 2007.

Summary

First Quarter 2008 results compared to Fourth Quarter of 2007:

--  Revenue for the first quarter of fiscal year 2008 ended September 30,
    2007 increased 1% or $32,000.
--  Gross Margin increased by $188,000.
--  Gross Margin percentage increased to 10% in the first quarter of 2008 from 2% in the fourth quarter of fiscal 2007 (ended June 30, 2007).
--  Operating and other costs below the gross profit line increased by
    $391,000 in the first quarter of 2008 compared to the fourth quarter of
    2007 due to severance costs and other non-recurring charges.
--  These factors combined to contribute to a higher net loss of $1.5 million or $(0.28) per share compared with $1.3 million or $(0.29) per share in the fourth quarter of 2007.
--  Disclosure backlog as of September 30, 2007 was $2.6 million up 44%
    from the backlog as of June 30, 2007 of $1.8 million.

                    Financial Quick Reference

In millions, except earnings per share data

                                           Three months ended
                                   Sept. 30,        June 30,      Sept. 30,
                                      2007           2007           2006
Revenues                       $        2.31  $        2.28  $        4.39
Gross Profit                   $        0.24  $        0.05  $        1.07
Net Loss                       $       (1.50) $       (1.30) $       (0.45)
Loss per share (basic &
 diluted)                      $       (0.28) $       (0.29) $       (0.10)

Cash used by operations        $       (1.25) $       (0.42) $       (0.30)

                                  September 30,     June 30,     June 30,
                                      2007            2007         2006
Cash and cash equivalents      $        2.88  $        1.29  $        3.76

Detailed comments about the first quarter of fiscal 2008: For the quarter ended September 30, 2007, the Company reported total revenues of $2.31 million compared to $2.28 million for the quarter ended June 30, 2007, an increase of 1%. Net loss for the quarter ended September 30, 2007was $1.5 million or $0.28 per share compared to a net loss of $1.3 million, or $0.29 per share in the quarter ended June 30, 2007. Our non-telecommunications industry sales are increasing but they have not grown fast enough to make up for the decline in the telecommunications sector sales.

At September 30, 2007 our disclosure backlog was $2.6 million, an increase of 44% over our disclosure backlog of $1.8 million for the fourth quarter of 2007 ending June 30, 2007.

Gross Margin increased in the first quarter of fiscal 2008 compared to the previous quarter. Gross Margin for the quarter ended September 30, 2007 was approximately $239,000, or 10%, which included a $150,000 inventory adjustment for scrap compared to $50,000, or 2% for the quarter ended June 30, 2007. The increase in gross margin in the first quarter of 2008 was mainly attributable to improved production yields and productivity at our China facility offset by non-recurring charges for freight and travel to China and lower average lens prices. We are experiencing cost improvements in our direct expenses, but the lower sales levels are not adequate to cover our overhead costs. As we improve our revenues we expect our margins to improve.

Selling, general & administrative expenses increased by $425,000 due to non-recurring charges for severance and executive search fees relating to the recent departure of our former CEO, contributing to an increase in our net loss of $1.5 million for the first quarter of 2008 compared to a net loss of $1.3 million in the fourth quarter of 2007.

Comments: Jim Gaynor, Interim CEO of LightPath, stated, "In the first quarter, revenue flattened but remained low due to the continued weakness of the telecom and defense markets. Our telecom business was 16% of total revenue compared to 33% of total revenue in the prior quarter and 59% of total revenue for the first quarter of fiscal 2006. While our other business segments improved and our backlog of new orders grew 39% over the prior quarter it did not offset the lower telecom sales. Direct costs for material, labor and services continued to show improvement as a result of the cost reduction strategy we are implementing. These costs were 21% of revenue in the first quarter of 2008 as compared to 47% of revenue for the first quarter of 2007 and 42% of revenue for all of fiscal 2007. Overhead and SG&A costs are in line with our budget with the exception of the severance costs for our former CEO."

Mr. Gaynor went on to state, "LightPath is continuing to implement its business strategy to diversify its served markets and position the Company to participate in lower cost, higher volume opportunities. We have expanded our China manufacturing capacity, producing over 75% of our first quarter lens volume in that factory. We are implementing "RoHS"(RoHS is a European Union Standard that restricts the use of certain hazardous materials such as lead and mercury) compliant glass, developing lower cost glass materials and implementing other cost reductions. As a result of the management actions taken we are seeing positive results in yield improvement, production rates and cost reductions. We are continuing to position the company to participate in higher volume market opportunities."

Additional information concerning the Company and its products can be found at the Company's web site at www.lightpath.com.

LightPath manufactures optical products, including precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, proprietary collimator assemblies, isolators utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc in its public filings with the Securities and Exchange Commission.

                       LIGHTPATH TECHNOLOGIES, INC.
                  Condensed Consolidated Balance Sheets

                                                  Unaudited     Audited
                                                  September       June
                                                     30,           30,
            Assets                                  2007          2007
                                                ------------  ------------
  Current assets:
    Cash and cash equivalents                   $  2,882,661  $  1,291,364
    Trade accounts receivable, net of
    allowance of $92,018 at September 30,
    2007 and $28,968 at June 30, 2007              1,352,960     1,408,815
    Inventories                                    1,758,883     1,853,324
    Prepaid expenses and other assets                147,025       220,860
                                                ------------  ------------
          Total current assets                     6,141,529     4,774,363
    Property and equipment - net                   1,586,975     1,563,250
    Intangible assets - net                          224,388       232,605
    Other assets                                      57,306        57,306
                                                ------------  ------------
          Total assets                          $  8,010,198  $  6,627,524
                                                ============  ============
  Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable                            $    876,550  $  1,278,328
    Accrued liabilities                              675,715       326,525
    Accrued payroll and benefits                     310,744       413,576
    Notes Payable                                    166,645       166,645
    Capital lease obligations, current portion        16,835        16,285
                                                ------------  ------------
          Total current liabilities                2,046,489     2,201,359
                                                ------------  ------------

Capital lease obligation, excluding current
 portion                                              19,232        23,653
Note payable, excluding current portion              236,080       277,741
                                                ------------  ------------
          Total liabilities                        2,301,801     2,502,753
Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting; 5,000,000 shares authorized; none
   issued and outstanding                                 --            --
  Common stock: Class A, $.01 par value, voting;
   34,500,000 shares authorized; 5,323,511
   and 4,512,543 shares issued and
   outstanding at September 30, 2007 and
   June 30, 2007, respectively                        53,235        45,125
   Additional paid-in capital                    199,474,985   196,417,217
   Foreign currency translation adjustment           (22,263)      (43,059)
   Accumulated deficit                          (193,797,560) (192,294,512)
                                                ------------  ------------
          Total stockholders' equity               5,708,397     4,124,771
                                                ------------  ------------
          Total liabilities and stockholders'
           equity                               $  8,010,198  $  6,627,524
                                                ============  ============

                       LIGHTPATH TECHNOLOGIES, INC.
              Condensed Consolidated Statements of Operations

                                                         Unaudited
                                                    Three months ended
                                                       September 30,
                                                     2007          2006
                                                ------------  ------------
  Product sales, net                            $  2,308,753  $  4,386,323
  Cost of sales                                    2,070,042     3,313,198
                                                ------------  ------------
      Gross margin                                   238,711     1,073,125
  Operating expenses:
    Selling, general and administrative            1,436,857     1,274,776
    New product development                          308,480       265,247
    Amortization of intangibles                        8,217         8,217
                                                ------------  ------------
      Total costs and expenses                     1,753,554     1,548,240
                                                ------------  ------------
      Operating loss                              (1,514,843)     (475,115)
  Other income (expense)
    Interest expense                                 (17,738)      (10,966)
    Investment and other income                       29,533        31,212
                                                ------------  ------------
      Net loss                                  $ (1,503,048) $   (454,869)
                                                ============  ============
  Loss per share (basic and diluted)            $      (0.28) $      (0.10)
                                                ============  ============
  Number of shares used in per share
   calculation                                     5,323,511     4,479,117
                                                ============  ============

                       LIGHTPATH TECHNOLOGIES, INC.
                  Consolidated Statements of Cash Flows

                                                         Unaudited
                                                    Three Months Ended
                                                       September 30,
                                                ------------  ------------
                                                    2007          2006
                                                ------------  ------------
Cash flows due to operating activities
Net loss                                        $ (1,503,048) $   (454,869)
Adjustments to reconcile net loss to net cash
 used in operating activities:
       Depreciation and amortization                 103,962       119,622
       Foreign exchange translation adjustment        20,796             -
       Stock based compensation                       58,746        56,994
       Provision for doubtful accounts
        receivable                                    63,050        13,520
Changes in operating assets and liabilities:
 Trade receivables                                    (7,195)     (144,781)
 Inventories                                          94,441       191,361
 Prepaid expenses and other assets                    73,835        38,310
 Accounts payable and accrued expenses              (155,420)     (117,266)
                                                ------------  ------------
                  Net cash used in operating
                   activities                     (1,250,833)     (297,109)
                                                ------------  ------------

Cash flows due to investing activities
   Property and equipment additions                 (119,470)     (324,572)
                                                ------------  ------------
                  Net cash used in investing
                   activities                       (119,470)     (324,572)

Cash flows due to financing activities
 Proceeds from exercise of stock options                   -           121
 Proceeds from sale of common stock, net of
  expenses                                         3,007,132             -
 Borrowings on line of credit                              -         2,100
 Payments on capital lease obligation                 (3,871)       (3,387)
 Payments on note payable                            (41,661)            -
                                                ------------  ------------
Net cash provided by (used in) financing
 activities                                        2,961,600        (1,166)
                                                ------------  ------------

Increase (Decrease) in cash and cash
 equivalents                                       1,591,297      (622,847)

Cash and cash equivalents, beginning of period     1,291,364     3,763,013
                                                ------------  ------------

Cash and cash equivalents, end of period        $  2,882,661  $  3,140,166
                                                ============  ============

Supplemental disclosure of cash flow
 information:
    Interest paid                               $      7,787  $     11,491
    Stock issued under employee stock purchase
     plan                                       $     24,887  $     17,261

Contact:
Dorothy Cipolla
CFO
LightPath Technologies, Inc.
(407) 382-4003
Internet: www.lightpath.com